Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 28, 2025 relating to the financial statements of Tanbreez Mining Greenland A/S appearing in the Current Report on Form 6-K/A of Critical Metals Corp. dated May 14, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Houston, Texas

May 21, 2026